First Charter Revises Merger Schedule with Fifth Third

Charlotte, North Carolina - January 14, 2008 - First Charter Corporation (NASDAQ:FCTR)   As previously disclosed, First Charter Corporation ("First Charter") entered into an Amended and Restated Agreement and Plan of Merger, dated as of September 14, 2007, by and among First Charter, Fifth Third Bancorp ("Fifth Third") and Fifth Third Financial Corporation ("Fifth Third Financial") pursuant to which First Charter will merge with and into Fifth Third Financial (the "Merger").  The Merger is subject to shareholder approval as well as approval of banking regulatory authorities and the satisfaction of other closing conditions. The First Charter Shareholder meeting to consider and vote upon the Merger will be held at 10:00 a.m. on January 18, 2008

On September 18, 2007, Fifth Third submitted the application to the Federal Reserve Board for approval of the Merger (the "Merger Application"). Fifth Third has informed First Charter that it has responded to information requests from the Federal Reserve Board regarding the application and comment letters received from the public but has not yet received approval. Fifth Third has also informed First Charter that although a first quarter closing still could be possible if approval would be obtained soon, Fifth Third no longer expects or believes that the transaction will close in the first quarter of 2008. As the passage of time makes a first quarter closing increasingly unlikely, First Charter now is planning for closing in the second quarter of 2008 although no assurance can be given in this regard.

Bob James, President and CEO, commented, "Fifth Third has informed us that they are responding to information requests from the Federal Reserve Board and are making diligent effort to obtain regulatory approval.  We are now planning for closing in the second quarter of 2008."

About First Charter

First Charter Corporation (NASDAQ: FCTR), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.8 billion and is the holding company for First Charter Bank. First Charter operates 60 locations, four insurance offices, and 137 ATMs in North Carolina and Georgia, and also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, and mortgages. For more information about First Charter, visit the Corporation's Web site at www.firstcharter.com or call 800-601-8471.

CONTACT:

Stacie Hicks, Media , 704-688-4557
Jane Vallaire, Investor Relations, 704-688-4379